Exhibit 10.3

LICENSED AND DEVELOPED WORKS AGREEMENT
AGREEMENT #PDSC-99-1146

This Agreement dated as of April 1, 1999 (“Effective Date”), between International Business Machines Corporation, a New York corporation, having a place of business at 6300 Diagonal Highway, Boulder, Colorado 80301 (“Buyer”) and Pacific Decision Sciences Corporation, a California corporation, having a place of business at 12341 Newport Avenue, Suite C100, Santa Ana, California 92705 (“Supplier”), establishes the basis for a multinational procurement relationship under which Supplier will provide Buyer the Deliverables and Services described in SOWs issued under this Agreement.

1.0 Definitions:
“Affiliates” means entities that control, are controlled by, or are under common control with a party to this Agreement.
“Agreement” means this agreement and any relevant statements of Work (“SOW”), Work Authorizations (“WA”), Participation Attachments (“PA”), and other attachments or appendices specifically referenced in this Agreement.
“Appearance Design” means the appearance presented by an object, formed in hardware or by software, that creates a visual impression on an observer. Appearance Design refers to the ornamental and not the functional aspects of the object.
“Buyer” means either IBM or one of its Affiliates which has signed a PA.
“Buyer Personnel” means agents, employees or contractors engaged by Buyer.
“Code” means computer programming code, including both “Object Code” (computer programming code substantially in binary form that is directly executable by a computer after processing, but without compilation, or assembly) and “Source Code” (computer programming code that may be displayed in a form readable and understandable by a programmer of ordinary skill, excluding Object Code).
“Deliverable” means any item that Supplier prepares for or provides to Buyer as described in a SOW, Deliverables include Developed Works, Licensed Works, Preexisting Materials, and Tools.
“Derivative Work” means a work that is based on an underlying work and that would be a copyright infringement if prepared without the authorization of the copyright owner of the underlying work.
“Developed Works” means Deliverables including their Externals, developed in the performance of this Agreement that Buyer will own, and does not include Licensed Works, Preexisting Materials, Tools, or items specifically excluded in a SOW.
“Enhancements” means changes or additions, other than Error Corrections, to the Licensed Work. If an Enhancement adds substantial value to the Licensed Work and is offered to customers for an additional charge it will be considered a “Major Enhancement”, and all other Enhancements, including those that support new releases of operating systems and devices, will be considered “Basic Enhancements”.
“Error Corrections” means revisions that correct errors and deficiencies (collectively referred to as “errors”) in the Licensed Work.
“Externals” means any pictorial, graphic, or audiovisual works generated by execution of code and any programming interfaces, languages or protocols implemented in code to enable interaction with other computer programs or end users. Externals do not include the code that implements them.
“Invention” means any ideas, designs, concepts, techniques, inventions, discoveries or improvements, whether or not patentable, conceived or reduced to practice by Supplier or Supplier Personnel in performance of this Agreement
“Joint Inventions” means Inventions made by Supplier or Supplier Personnel with Buyer Personnel.
“Licensed Work” is any material described in or that conforms to the Description of Licensed Work in the relevant SOW and includes Code, associated documentation, Externals, Error Corrections, and Enhancements.
“Participation Attachment” or “PA” means an agreement signed by an Affiliate or Affiliates which incorporates by reference the terms and conditions in this agreement, any relevant SOW, and other attachments or appendices specifically referenced in the PA.
“Preexisting Materials” means items including their Externals, contained within a Deliverable, in which the copyrights are owned by a third party or that Supplier prepared or had prepared outside the scope of this Agreement. Preexisting Materials exclude Tools, but may include material that is created by the use of Tools.
“Prices” means the agreed upon payments and currency for Deliverables and Services, including all applicable fees, royalty payments and taxes, as specified in the relevant SOW.
“Products” means an offering to customers or other users, whether or not branded by Buyer or its Affiliates, that includes the Licensed Work or a Derivative Work of a Licensed Work.
“Services” means work that Supplier performs for Buyer as described in a SOW.
“Statement of Work” or “SOW” means any document attached to or included in this Agreement which describes the Deliverables and Services, including any requirements, specifications or schedules.
“Supplier” means either Supplier or one of its Affiliates which has signed a PA.
“Supplier Personnel” means agents, employees or subcontractors engaged by Supplier.
“Tools” means not commercially available software, and their Externals, required for the development, maintenance or implementation of a software Deliverable.

Licensed & Developed Works Agreement #PDSC-99-1146 LDWAR3 (03/30/99) Modified	1 of 7	Form Release: 8/98 Revision: 2/99

LICENSED AND DEVELOPED WORKS AGREEMENT
AGREEMENT #PDSC-99-1146

“Work Authorization” or “WA” means Buyer’s authorization in either electronic or tangible form for Supplier to conduct transactions under this Agreement (i.e., a purchase order, bill of lading, or other Buyer designated document). A SOW is a WA only if designated as such in writing by Buyer.

2.0  Statement of Work

2.1 Licensed Works
Supplier will deliver to Buyer: (i) one complete copy of the Licensed Work described in the relevant SOW; (ii) a completed Certificate of Originality in the form specified in the SOW with the Licensed Work and with each Enhancement to the Licensed Work; (iii) complete copies of all Tools, including updates to Tools as soon as practicable; and (iv) a complete list of all commercially available software required for the development, maintenance or implementation of a software Deliverable, including updates to the list as soon as practicable.

2.2 Additional Deliverables
Supplier will provide the Deliverables and Services as specified in the relevant SOW only when specified in a WA. Supplier will begin work only after receiving written authorization from Buyer. Buyer may request changes to a SOW and Supplier will submit to Buyer the impact of such changes. Changes accepted by Buyer will be specified in an amended SOW or change order signed by both parties.

2.3 Enhancements and Error Corrections
Supplier will provide to Buyer, at no charge, Basic Enhancements and Error Corrections for the Licensed Work beginning when Buyer accepts the Licensed Work and continuing for the Error Correction Warranty Period identified in the SOW. Supplier will also provide to Buyer, at no charge, Major Enhancements to the Licenced Work beginning when Buyer accepts the Licensed Work and continuing for the Major Enhancements Warranty Period identified in the SOW. After that period, Supplier will offer to Buyer within sixty (60) days of availability Major Enhancements to the Licensed Work that Supplier creates or authorizes others to create at terms no less favorable than those offered to Supplier’s most favored customers. If Buyer accepts Supplier’s offer, Buyer will amend the relevant SOW to include such charges, terms and conditions, and the Major Enhancements will become part of the Licensed Work.

3.0 Term and Termination

3.1 Term
Deliverables and Services acquired by Buyer on or after the Effective Date will be covered by this Agreement. This Agreement will remain in effect until terminated.

3.2 Termination of this Agreement
Either party may terminate this Agreement, without any cancellation charge, for a material breach of the Agreement by the other party or if the other party becomes insolvent or files or has filed against it a petition in bankruptcy (“Cause”), to the extent permitted by law. Such termination will be effective at the end of a thirty (30) day written notice period if the Cause remains uncured. Either party may terminate this Agreement without Cause when there are no outstanding SOWs or WAs.

3.3 Termination of a SOW or WA
Buyer may terminate a SOW or a WA with or without Cause. Upon termination, in accordance with Buyer’s written direction, Supplier will immediately: (i) cease work; (ii) prepare and submit to Buyer an itemization of all completed and partially completed Deliverables and Services: (iii) deliver to Buyer Deliverables satisfactorily completed up to the date of termination at the agreed upon Prices in the relevant SOW; and (iv) deliver upon request any work in process. In the event Buyer terminates without Cause, Buyer will compensate Supplier for the actual and reasonable expenses incurred by Supplier for work in process up to and including the date of termination, provided such expenses do not exceed the Prices.

3.4 Effect of Termination
Termination of this Agreement or a SOW will not affect any licenses granted in the Licensed Work or Tools delivered or due to Buyer prior to the effective date of termination or Supplier’s obligation to provide Basic Enhancements and Error Corrections. In the event of termination for Cause, Buyer will not be obligated to make any payments due on or after the effective date of termination, other than royalty payments incurred, if any.

4.0 Pricing
Supplier will provide Deliverables and Services to Buyer for the Prices. Except for pre-approved expenses specified in the

Licensed & Developed Works Agreement #PDSC-99-1146 LDWAR3 (03/30/99) Modified	2 of 7	Form Release: 8/98 Revision: 2/99

LICENSED AND DEVELOPED WORKS AGREEMENT
AGREEMENT # PDSC -99-1146

relevant SOW, the Prices for Deliverables and Services specified in a WA and accepted by Buyer will be the only amount due to Supplier from Buyer.

5.0 Payments and Acceptance

5.1 Acceptance
Payment of royalties or invoices will not be deemed acceptance of Deliverables or Services, but rather such Deliverables or Services will be subject to inspection, test and rejection in accordance with the acceptance or completion criteria as specified in the relevant SOW. Buyer may, at its option, either reject Deliverables or Services that do not comply with the acceptance or completion criteria for a refund, or require Supplier, upon Buyer’s written instruction, to repair or replace such Deliverables or re-perfom such Services, without charge and in a timely manner.

5.2 Royalty Payments
Royalties for Licensed Works will be specified in the relevant SOW. Buyer may suspend payments to Supplier for a Licensed Work if Supplier does not provide a properly completed Certificate of Originality. Payment will resume upon Buyer’s receipt of an acceptable Certificate. If Supplier fails to perform any of its obligations, Buyer may reduce any amounts due Supplier by an amount equal to the value not received, or have Supplier reimburse Buyer for the value not received.

5.3 Royalty Calculations
Royalties, if any, are paid against revenue recorded by Buyer for a royalty payment quarter. Payment will be made by the last day of the second calendar month following the royalty payment quarter. All payments will be made in U.S. dollars. Payments based on foreign revenue will be converted to U.S. dollars on a monthly basis at the rate of exchange published by Reuters Financial Service on approximately the same day each month. Terms for payment of any non-royalty payments will be specified in the relevant SOW or WA.

5.4 Exceptions to Royalty Payment Obligations
Buyer has no royalty obligation for: (a) the Licensed Work or its Derivative Works used for: (i) Buyer’s or Buyer Personnel’s internal use; (ii) development, maintenance or support activities conducted by Buyer or Buyer Personnel; (iii) marketing demonstrations, customer testing or trial periods (including early support, prerelease, encrypted or locked sampler distributions not resulting in a license for full productive use, or other similar programs), Product training or education; or (iv) backup and archival purposes; (b) a copy of the Product installed by a licensed end user on an alternate work station (e.g., home terminal or laptop), provided the end user may not use the Product on both work stations at the same time; (c) the Licensed Work (or a functionally equivalent work) that becomes available generally to third parties without a payment obligation; (d) documentation provided with, contained in, or derived from the Licensed Work; (e) Error Corrections or Basic Enhancements; (f) warranty replacement copies of the Product; and (g) Externals.

6.0 Electronic Commerce

The parties will conduct transactions using an electronic commerce approach under which the parties will electronically transmit and receive legally binding purchase and sale obligations (“Documents”), including electronic credit entries transmitted by Buyer to the Supplier account specified in the relevant SOW. Each party, at its own expense, will provide and maintain the equipment, software, services and testing necessary for it to effectively and reliably transmit and receive such Documents. Either party may use a third party services provider for network services, provided the other party is given sixty (60) days prior written notice of any changes to such services. A Document will be deemed received upon arrival at the receiving party’s mailbox or Internet address and the receiving party will promptly send an acknowledgment of such receipt. The receiving party will promptly notify the originating party if a Document is received in an unintelligible form, provided that the originating party can be identified. In the absence of such notice, the originating party’s record of the contents of such Document will prevail. Each party will authenticate Documents using a digital signature or User ID, as specified by Buyer, and will maintain security procedures to prevent its unauthorized use.

7.0 Ongoing Warranties

Supplier makes the following ongoing representations and warranties: (i) it has the right to enter into this Agreement and its performance of this Agreement will not violate the terms of any contract, obligation, law, regulation or ordinance to which it is or becomes subject; (ii) no claim, lien, or action exists or is threatened against Supplier that would interfere with Buyer’s rights under this Agreement; (iii) Deliverables are safe for any use consistent with and will comply with the warranties, specifications and requirements in this Agreement; (iv) Services will be performed using reasonable care and skill and in accordance with the

Licensed & Developed Works Agreement # PDSC-99-1146 LDWAR3 (03/30/99) Modified	3 of 7	Form Release: 8/98 Revision: 2/99

LICENSED AND DEVELOPED WORKS AGREEMENT
AGREEMENT # PDSC-99-1146

relevant SOW; (v) Deliverables and Services which interact in any capacity with date data are Year 2000 ready such that when used in accordance with their associated documentation they are capable of correctly processing, providing, receiving and displaying date data, as well as exchanging accurate date data with all products with which the Deliverables or Services are intended to be used within and between the twentieth and twenty-first centuries; vi) Deliverables will be tested for, and do not contain, harmful code; (vii) Deliverables and Services do not infringe any privacy, publicity, reputation or intellectual property right of a third party; and (viii) all authors have agreed not to assert their moral rights (personal rights associated with authorship of a work under applicable law) in the Deliverables, to the extent permitted by law.
THE WARRANTIES AND CONDITIONS IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES AND CONDITIONS, EXPRESS OR IMPLIED, INCLUDING THOSE WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE.

8.0 Delivery

Deliverables or Services will be delivered as specified in the relevant SOW. If Supplier cannot comply with a delivery commitment, Supplier will promptly notify Buyer of a revised delivery date and Buyer may: (i) cancel without charge Deliverables or Services not yet delivered; (ii) procure such Deliverables or Services elsewhere and charge Supplier the cost differential; and (iii) exercise all other remedies provided at law, in equity and in this Agreement.

9.0 Intellectual Property

9.1 Licensed Works
Supplier grants Buyer the rights in the Licensed Works as specified in the relevant SOW. Subject to Supplier’s ownership of the Licensed Work and Tools, Buyer will own any Derivative Works it creates.

9.2 Work Made for Hire
All Developed Works belong exclusively to Buyer and are works made for hire. If any Developed Works are not considered works made for hire owned by Buyer by operation of law, Supplier assigns the ownership of copyrights in such works to Buyer.

9.3 Preexisting Materials
Supplier will not include any Preexisting Materials in any Deliverable other than a Licensed Work unless they are listed in the relevant SOW. Supplier grants Buyer a nonexclusive, worldwide, perpetual, irrevocable, paid-up, license to prepare and have prepared Derivative Works of Preexisting Materials and to use, have used, execute, reproduce, transmit, display, perform, transfer, distribute, and sublicense Preexisting Materials or their Derivative Works, and to grant others the rights granted in this Subsection.

9.4 Tools
Supplier will not include Tools in Deliverables unless they are listed in the relevant SOW. Supplier grants Buyer a nonexclusive, worldwide, perpetual, irrevocable, paid-up, license to prepare and have prepared Derivative Works of Tools, and to use, have used, execute, reproduce, transmit, display and perform Tools or their Derivative Works.

9.5 Invention Rights
Supplier will promptly provide to Buyer a complete written disclosure for each Invention which identifies the features or concepts which Supplier believes to be new or different. Inventions are owned by Supplier, except for Joint Inventions and Inventions relating to an Appearance Design. Supplier grants to Buyer an irrevocable, nonexclusive, worldwide, perpetual paid-up license under these Inventions (including any patent applications filed on or patents issued claiming Inventions). The license scope is to make, have made, use, have used, sell, license or transfer items and to practice and have practiced methods. Supplier assigns to Buyer all Inventions, and patents issuing on them, relating to an Appearance Design.

9.6 Joint Invention Rights
The parties will jointly own all Joint Inventions and resulting patents. Either party may license others under Joint Inventions (including any patent applications filed on or patents issued claiming Joint Inventions) without accounting to or consent from the other.

9.7 Perfection of Copyrights
Upon request, Supplier will provide to Buyer a “Certificate of Originality” or equivalent documentation to verify authorship of Deliverables. Supplier will confirm assignment of copyright for Developed Works using the “Confirmation of Assignment of Copyright” form and will assist Buyer in perfecting such copyrights. Supplier will be responsible for registration, maintenance and enforcement of copyrights for Licensed Works and Preexisting Materials. If Supplier does not register a copyright in

Licensed & Developed Works Agreement # PDSC-99-1146 LDWAR3 (03/30/99) Modified	4 of 7	Form Release: 8/98 Revision: 2/99

LICENSED AND DEVELOPED WORKS AGREEMENT
AGREEMENT #PDSC-99-1146

Licensed Works or Preexisting Materials, Supplier authorizes Buyer to act as its agent in the copyright registration of such Licensed Works or Preexisting Materials.

9.8 Perfection of Invention Rights
Supplier will identify all countries in which it will seek patent protection for each Invention. Supplier authorizes Buyer to act as its agent in obtaining patent protection for the Inventions in countries where Supplier does not seek patent protection. Supplier will, at Buyer’s expense, assist in the filing of patent applications on Inventions and have required documents signed.

9.9 Names and Trademarks
Except to the extent permitted by local law, neither party shall have the right to use the trademarks, trade names or logos of the other party in connection with any product, promotion or publication without the prior written approval of the other party.

10.0 Indemnification

10.1 General Indemnification
Supplier will defend, hold harmless and indemnify, including attorney’s fees, Buyer and Buyer Personnel against claims that arise or are alleged to have arisen as a result of negligent or intentional acts or omissions of Supplier or Supplier Personnel or breach by Supplier of any term of this Agreement.

10.2 Intellectual Property Indemnification
Supplier will defend, or at Buyer’s option cooperate in the defense of, hold harmless and indemnify, including attorney’s fees, Buyer and Buyer Personnel from claims that Supplier’s Deliverables or Services infringe the intellectual property rights of a third party. If such a claim is or is likely to be made, Supplier will, at its own expense, exercise the first of the following remedies that is practicable: (i) obtain for Buyer the right to continue to use, sell and license the Deliverables and Services consistent with this Agreement; (ii) modify Deliverables and Services so they are non-infringing and in compliance with this Agreement; (iii) replace the Deliverables and Services with non-infringing ones that comply with this Agreement; or (iv) at Buyer’s request, accept the cancellation of infringing Services and the return of infringing Deliverables and refund any amount paid.

10.3 Exceptions to Indemnification
Supplier will have no obligation to indemnify Buyer or Buyer Personnel for claims that Supplier’s Deliverables or Services infringe the intellectual property rights of a third party to the extent such claims arise as a result of Supplier’s implementation of a Buyer originated design or Buyer’s modification of the Deliverables.

11.0 Limitation of Liability
In no event will Buyer be liable to Supplier for any lost revenues, lost profits, incidental, indirect, consequential, special or punitive damages.

12.0 Supplier and Supplier Personnel

Supplier is an independent contractor and this Agreement does not create an agency relationship between Buyer and Supplier or Buyer and Supplier Personnel. Buyer assumes no liability or responsibility for Supplier Personnel. Supplier will: (i) ensure it and Supplier Personnel are in compliance with all laws, regulations, ordinances, and licensing requirements; (ii) be responsible for the supervision, control, compensation, withholdings, health and safety of Supplier Personnel; (iii) ensure Supplier Personnel performing Services on Buyer’s premises comply with the On Premises Guidelines; and (iv) inform Buyer if a former employee of Buyer will be assigned work under this Agreement, such assignment subject to Buyer approval.

13.0 Insurance

Supplier will maintain at its expense: (i) comprehensive general or public liability insurance with a minimum limit per occurrence or accident of $1,000,000 (or local currency equivalent); (ii) workers’ compensation or employer’s liability as required by local law, such policies waiving any subrogation rights against Buyer; and (iii) automobile liability insurance as required by local statute but not less than $1,000,000 (or local currency equivalent) if a vehicle will be used in the performance of this Agreement. Insurance required under this Subsection will name Buyer as an additional insured with respect to Buyer’s insurable interest, will be primary or non-contributory regarding insured damages or expenses, and will be purchased from insurers of sound internationally recognized financial standing.

Licensed & Developed Works Agreement #PDSC-99-1146 LDWAR3 (03/30/99) Modified	5 of 7	Form Release: 8/98 Revision: 2/99

LICENSED AND DEVELOPED WORKS AGREEMENT
AGREEMENT #PDSC-99-1146

14.0 General

14.1 Amendments
This Agreement may only be amended by a writing specifically referencing this Agreement which has been signed by authorized representatives of the parties.

14.2 Assignment
Neither party will assign their rights or delegate or subcontract their duties under this Agreement to third parties or affiliates without the prior written consent of the other party, such consent not to be withheld unreasonably, except that Buyer may assign this Agreement in conjunction with the sale of a substantial of its business utilizing this Agreement. Any unauthorized assignment of this Agreement is void.

14.3 Choice of Law and Forum; Waiver of Jury Trial; Limitation of Action
This Agreement and the performance of transactions under this Agreement will be governed by the laws of the country where the Buyer entering into the relevant Agreement or PA is located, except that the laws of the State of New York applicable to contracts executed in and performed entirely within that State will apply if any part of the transaction is performed within the United States. The parties expressly waive any right to a jury trial regarding disputes related to this Agreement. Unless otherwise provided by local law without the possibility of contractual waiver or limitation, any legal or other action related to a breach of this Agreement must be commenced no later than two (2) years from the date on which the cause of action arose.

14.4 Communications
All communications between the parties regarding this Agreement will be conducted through the parties’ representatives as specified in the relevant SOW.

14.5 Counterparts
This Agreement may be signed in one or more counterparts, each of which will be deemed to be an original and all of which when taken together will constitute the same agreement. Any copy of this Agreement made by reliable means is considered an original.

14.6 Exchange of Information
Unless required otherwise by law, all information exchanged by the parties will be considered non-confidential. If the parties require the exchange of confidential information, such exchange will be made under a confidentiality agreement. The parties will not publicize the terms or conditions of this Agreement in any advertising, marketing or promotional materials except as may be required by law, provided the party publicizing obtains any confidentiality treatment available. Supplier will use information regarding this Agreement only in the performance of this Agreement. For any business personal information relating to Supplier Personnel that Supplier provides to Buyer, Supplier has obtained the agreement of the Supplier Personnel to release the information to Buyer and to allow Buyer to use such information in connection with this Agreement.

14.7 Freedom of Action
This Agreement is nonexclusive and either party may design, develop, manufacture, acquire or market competitive products or services. Buyer will independently establish prices for resale of Deliverables or Services and is not obligated to announce or market any Products or Services and does not guarantee the success of its marketing efforts, if any.

14.8 Force Majeure
Neither party will be in default or liable for any delay or failure to comply with this Agreement due to any act beyond the control of the affected party, excluding labor disputes, provided such party immediately notifies the other.

14.9 Obligations of Affiliates
Affiliates will acknowledge acceptance of the terms and conditions of this Agreement through the signing of a PA before conducting any transaction under this Agreement.

14.10 Prior Communications and Order of Precedence
This Agreement replaces any prior oral or written agreements or other communication between the parties with respect to the subject matter of this Agreement, excluding any confidential disclosure agreements. In the event of any conflict in these documents, the order of precedence will be: (i) the quantity, payment and delivery terms of the relevant WA; (ii) the relevant SOW; (iii) the relevant PA; (iv) this agreement; and (v) the remaining terms of the relevant WA.

Licensed & Developed Works Agreement #PDSC-99-1146 LDWAR3 (03/30/99) Modified	6 of 7	Form Release: 8/98 Revision: 2/99

LICENSED AND DEVELOPED WORKS AGREEMENT
AGREEMENT #PDSC-99-1146

14.11 Record Keeping and Audit Rights
Supplier will maintain (and provide to Buyer upon request) relevant accounting records to support invoices under this Agreement and proof of required permits and professional licenses, for a period of time as required by local law, but not for less than three (3) years following completion or termination of the relevant SOW. All accounting records will be maintained in accordance with generally accepted accounting principles.

14.12 Severability
If any term in this Agreement is found by competent judicial authority to be unenforceable in any respect, the validity of the remainder of this Agreement will be unaffected, provided that such unenforceability does not materially affect the parties’ rights under this Agreement.

14.13 Survival
The provisions set forth in the following Sections and Subsections of this Agreement will survive after termination of this Agreement and will remain in effect until fulfilled: “Ongoing Warranties”, “Intellectual Property”, “Indemnification”, “Limitation of Liability”, “Record Keeping and Audit Rights”, “Choice of Law and Forum; Waiver of Jury Trial; Limitation of Action”, “Exchange of Information”, and “Prior Communications and Order of Precedence”.

14.14 Waiver
An effective waiver under this Agreement must be in writing signed by the party waiving its right. A waiver by either party of any instance of the other party’s noncompliance with any obligation or responsibility under this Agreement will not be deemed a waiver of subsequent instances.

ACCEPTED AND AGREED TO:	ACCEPTED AND AGREED TO:

PACIFIC DECISION SCIENCES CORPORATION	INTERNATIONAL BUSINESS MACHINES CORPORATION

By:	By:
Authorized Signature	Authorized Signature

Hark Vasa	Richard J. Couture
Printed Name	Printed Name

President	Contract Administrator
Title	Title

March 31, 1999
Date	Date

Licensed & Developed Works Agreement #PDSC-99-1146 LDWAR3 (03/30/99) Modified	7 of 7	Form Release: 8/98 Revision: 2/99